Exhibit 99
       Excerpts from 2000 Annual Meeting Proxy Statement


Information about Nominees and Continuing Directors

     Information concerning the five persons to be nominated for election to the Board of Directors of Sterling at the 2000 annual meeting and concerning the eight continuing directors is set forth in the table that appears below:






Name and Age                Director Since      Principal Occupation
                                                for the Past Five Years
                                                and Position held with
                                                Sterling Financial
                                                Corp. and Subsidiaries


Class of 2003 - Nominees - For a Term of Three Years


S. Amy Argudo                   1999             Senior Executive Vice
(36)                                             President of The First
                                                 National Bank of North
                                                 East, North East, MD
                                                 since 1998; Vice President
                                                 from 1996 to 1998 and
                                                 Administrative Assistant
                                                 1990 to 1996 and Director
                                                 of The First National Bank
                                                 of North East since 1998


Robert H. Caldwell               1991            Retired Senior Executive
(69)                                             Vice President and
                                                 Director, Armstrong World
                                                 Industries, Inc.
                                                 (Manufacturer, building
                                                 materials, home furnishings
                                                 and industrial specialties)



J. Robert Hess                  1971             President, B&E Realty;
(69)                                             Broker and Partner,
                                                 Kingsway Realty and Vice
                                                 Chairman of the Board,
                                                 Sterling Financial
                                                 Corporation and Bank of
                                                 Lancaster County, N.A.


J. Roger Moyer, Jr.             1994             Senior Executive Vice
(51)                                             President and Assistant
                                                 Secretary of Sterling
                                                 Financial Corporation since
                                                 January 2000; Executive
                                                 Vice President and
                                                 Assistant Secretary from
                                                 1994 to 2000; Senior
                                                 Executive Vice President
                                                 and Assistant Secretary
                                                 of Bank of Lancaster County
                                                 since January 2000;
                                                 Executive Vice President
                                                 and Assistant Secretary
                                                 from 1994 to 2000; Director and
                                                 Vice President of
                                                 Northeast Bancorp, Inc.
                                                 since June 1999; Director and
                                                 Treasurer of Pennbanks
                                                 Insurance Company, SPC
                                                 since December 1999 and
                                                 Director and Treasurer of
                                                 Lancaster Insurance Group, LLC
                                                 since May 1999.


W. Garth Sprecher                1998            Vice President and
(48)                                             Corporate Secretary and
                                                 Director, D & E
                                                 Communications, Inc.
                                                 (TeleCommunications)


Class of 2001 - Continuing Directors


Richard H. Albright, Jr.         1985            Dentist, Specialist,
(57)                                             Practice Limited to
                                                 Orthodontics

Howard E. Groff, Jr.             1988            Vice President, Howard E.
(53)                                             Groff Co.  (fuel oil sales
                                                 and Service)

John E. Stefan                   1979            Chairman of the Board,
(60)                                             President and Chief
                                                 Executive Officer of
                                                 Sterling Financial
                                                 Corporation since 1994;
                                                 Chairman of the
                                                 Board, President and
                                                 Chief Executive Officer of
                                                 Bank of Lancaster County
                                                 since 1994; Director and
                                                 President of Northeast
                                                 Bancorp, Inc. since June 1999
                                                 and Director of The First
                                                 National Bank of North East
                                                 since June 1999.


Glenn R. Walz                   1988             President, Walz, Deihm,
(53)                                             Geisenberger, Bucklen &
                                                 Tennis, P.C.  (Certified
                                                 Public Accountants)


Class of 2002 - Continuing Directors


Joan R. Henderson               1995             President, J.R. Henderson &
(57)                                             Associates, Inc.  (Planning
                                                 and Fund Development for
                                                 Non-profit Organizations)


Calvin G. High                  1976             Director, High Industries,
(67)                                             Inc.; Partner, High
                                                 Properties and Partner,
                                                 Lancaster Development Co.

David E. Hosler                 1998             Chairman, President, Chief
(49)                                             Executive Officer and
                                                 Director, Old Guard Group,
                                                 Inc.  (Property and Casualty
                                                 Insurance Companies)


E. Glenn Nauman                 1976             Retired Chairman of the
(67)                                             Board and Retired Director,
                                                 Nauman Construction
                                                 (Building Contractor)


Meetings and Committees of the Board of Directors

     The Sterling Board of Directors has a standing Audit Committee but does not have a standing Nominating Committee or Compensation
Committee.  The Bank of Lancaster County has a standing Audit
Committee and Compensation Committee. The Bank of Lancaster County does not have a standing Nominating Committee. The Compensation Committee of the Bank of Lancaster County acts on behalf of Sterling and will continue to do so until Sterling appoints a committee.

     Members of the Sterling and Bank of Lancaster County Audit Committee during 1999 were Richard H. Albright, Jr., Chairman, and Messrs. High,
Nauman and Walz. The principal duties of the Audit Committee include reviewing significant audit and accounting principles, policies and practices, reviewing performance of internal auditing procedures, reviewing reports of examination received from regulatory authorities, and recommending annually to the Board of Directors the engagement of an independent certified public accountant. The Audit Committee met eight times during 1999.

     Members of the Bank of Lancaster County Compensation Committee during 1999 were Robert H. Caldwell, Chairman and Messrs. Hess, Hosler,
Sprecher and Walz. The principal duties of the Compensation Committee include the establishment of policies dealing with various compensation plans for the Bank of Lancaster County and Sterling. In addition, the committee makes recommendations to the Board with respect to the compensation paid to senior executives. The committee also oversees personnel matters. The Compensation Committee met seven times during 1999.

     The Sterling Board of Directors met seven times during 1999 and the Bank of Lancaster County Board of Directors met 12 times during 1999. All directors attended at least 75% or more of the meetings of the Boards of Directors of Sterling and of the bank and the various committees of the Boards on which they served, except Robert H. Caldwell, who attended 57% of the meetings of Sterling Financial Corporation and 75% of the meetings of the bank.

Executive Officers

     The following persons are the executive officers of Sterling:
Name                    Age          Principal Occupation For the Past Five
                                     Years and Position Held with Sterling
                                     Financial Corporation and Subsidiaries


John E. Stefan           60          Chairman of the Board, President and
                                     Chief Executive Officer of Sterling
                                     Financial Corporation since 1994;
                                     Chairman of the Board, President and
                                     Chief Executive Officer of the Bank of
                                     Lancaster County since 1994; Director
                                     and President of Northeast Bancorp, Inc.
                                     since June 1999 and Director of The First
                                     National Bank of North East since June 1999


J. Roger Moyer, Jr.      51          Senior Executive Vice President and
                                     Assistant Secretary of Sterling
                                     Financial Corporation since January
                                     2000; Executive Vice President and
                                     Assistant Secretary from 1994 to
                                     2000; Senior executive Vice President
                                     and Assistant Secretary of Bank of
                                     Lancaster County since January 2000;
                                     Executive Vice President and Assistant
                                     Secretary from 1994 to 2000; Director
                                     and Vice President of Northeast
                                     Bancorp, Inc. June 1999; Director and
                                     Treasurer of Pennbanks Insurance
                                     Company, SPC since December 1999
                                     and Director and Treasurer of
                                     Lancaster Insurance Group, LLC
                                     since May 1999


Thomas P. Dautrich          51       Senior Executive Vice President of
                                     Sterling Financial Corporation since
                                     January 2000; Executive Vice
                                     President of Sterling Financial
                                     Corporation from 1998 to 2000; Senior
                                     Executive Vice President of Banking
                                     Services for Bank of Lancaster County
                                     since January 2000; Executive Vice
                                     President of Banking Services from
                                     1998 to 2000; previously
                                     Executive Vice President, CoreStates
                                     Bank from July 1997 to February 1998;
                                     President, Susquehanna Valley
                                     Division CoreStates Bank from April 1996 to July 1997 and President
                                     Susquehanna Valley Division,
                                     Meridan Bank and Executive
                                     Vice President, Meridan Bancorp, Inc.
                                     from March 1990 to April 1996


Jere L. Obetz            51          Executive Vice President/Treasurer and
                                     Chief Financial Officer of Sterling
                                     Financial Corporation since 1998;
                                     Senior Vice President/Treasurer and
                                     Chief Financial Officer of Sterling
                                     Financial Corporation from 1995 to
                                     1998; Vice President/Treasurer and
                                     Chief Financial Officer of Sterling
                                     Financial Corporation from 1994 to
                                     1995; Executive Vice President/
                                     Chief Financial Officer of the
                                     Bank of Lancaster County since
                                     December 1997; Senior Vice President/
                                     Chief Financial Officer from
                                     1992 to 1997 and Director and Treasurer
                                     of Northeast Bancorp, Inc. since 1999

Ronald L. Bowman         56          Vice President/Secretary of Sterling
                                     Financial Corporation since 1994;
                                     Vice President/Corporate
                                     Financial Secretary of the Bank of
                                     Lancaster County since 1995 and Vice
                                     President/Comptroller from 1971 to
                                     1995 and Secretary of Northeast Bancorp,
                                     Inc. since 1999.


Principal Holders

     The following table shows, to our knowledge, those persons or entities, who owned of record or beneficially on March 31, 2000 more than 5% of the outstanding Sterling Financial Corporation common stock.

     We determined beneficial ownership of shares of Sterling Financial Corporation common stock by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock that he, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

    Voting power, which includes power to vote or to direct the voting of the stock, or

    Investment power, which includes the power to dispose or direct the disposition of the stock, or

    Has the right to acquire beneficial ownership within 60 days after March 31, 2000.



Title of Class    Name and Address        Amount and          Percent
                   of Beneficial     Nature of Beneficial     of Class
                       Owner              Ownership

Common Stock,      Howard E. Groff          948,217 (1)         10.62%
$5.00 par value    111 E. State Street
per share          Quarryville, PA  17566


Common Stock,      Bank of Lancaster County  688,072 (2)         7.70%
$5.00 par value    Employees Stock Plan
per share          c/o Trust Department
                   101 North Pointe Boulevard
                   Lancaster, PA  17601-4133

(1) Mr. Groff holds sole voting and investment power over 946,216 shares.
(2) Shares held for the account of plan participants are voted by the Plan Trustee in accordance with the instructions given by the individual participants

Beneficial Ownership of Executive Officers, Directors and Nominees

     The following table shows, as of March 31, 2000, the amount and percentage of Sterling Financial Corporation common stock beneficially owned by each director, each nominee, each named executive officer and all directors, nominees and executive officers of Sterling Financial Corporation as a group.

     Beneficial ownership of shares of Sterling Financial Corporation's common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock that he, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares:

    Voting power, which includes the power to vote or to direct the voting of the stock, or

    Investment power, which includes the power to dispose or direct the disposition of the stock, or

    Has the right to acquire beneficial ownership within 60 days after March 31, 2000.

     Unless otherwise indicated in a footnote appearing below the table, all shares reported in the table below are owned directly by the reporting person. The number of shares owned by the directors, nominees and executive officers is rounded to the nearest whole share. The percentage of all Sterling Financial Corporation common stock owned be each director, nominee or executive officer is less than 1% unless otherwise indicated.


Name of Individual        Amount and Nature of
or Identity of Group      Beneficial Ownership           Percent of Class

Directors and Nominees

Richard H. Albright, Jr.       42,847 (1)                      ---

S. Amy Argudo                 466,319 (2)                     5.22%

Robert H. Caldwell              7,611 (3)                      ---

Howard E. Groff, Jr.           30,839 (4)                      ---

Joan R. Henderson               2,495 (5)                      ---

J. Robert Hess                109,024 (6)                     1.22%

Calvin G. High                 69,426 (7)                      ---

David E. Hosler                   762                          ---

J. Roger Moyer, Jr.            53,471 (8)                      ---

E. Glenn Nauman                43,429 (9)                      ---

W. Garth Sprecher                 816                          ---

John D. Stefan                199,980 (10)                    2.24%

Glenn R. Walz                  10,818 (11)                     ---


Other Named Executive Officers


Thomas P. Dautrich              1,577 (12)                     ---

Jere L. Obetz                  29,997 (13)                     ---


All Directors, Nominees     1,105,682                         12.38%
and Executive Officers
as a Group (16 persons)


(1) Includes 2,537 shares owned jointly with spouse, 9,348 owned directly by spouse, and 13,736 shares owned by Albright Family
     Enterprises, L.P. of   which Dr. Albright is a general partner.

(2) Includes 414,512 shares held by the Shady Beach Trust and 44,643 shares by The McDaniel CRUT. Ms. Argudo is a trustee of both trusts. Her father, Richard D. McDaniel, is the beneficiary of the Shady Beach Trust. Ms. Argudo disclaims beneficial ownership of the shares held by the Shady Beach Trust, over which she has neither the power to vote nor invest, directly or indirectly. Also includes 6,522 shares held jointly with her father.

(3)  Includes 968 shares owned directly by spouse.

(4) Includes 5,805 shares owned directly by spouse and 10,504 shares owned as custodian for children.

(5) Includes 13 shares owned jointly with spouse and 418 shares owned directly by spouse.

(6) Includes 34,926 shares owned jointly with spouse, 4,163 shares owned directly by spouse, 17,429 shares owned as custodian for children and 20,549 shares owned in trust for the benefit of grandchildren.

(7)  Includes 68,847 shares owned jointly with spouse.

(8) Includes 36,484 shares held by Trustee under the Employees Stock Plan, 1,638 shares owned jointly with spouse, 417 shares owned directly by spouse, 1,135 shares owned directly by children and 4,441 shares owned directly by mother for whom Mr. Moyer holds power of attorney and with respect to which Mr. Moyer shares voting and investment power. Mr. Moyer disclaims beneficial ownership of shares owned directly by his children. Mr. Moyer has the right to acquire an additional 11,980 shares pursuant to the exercise of stock options.

(9) Includes 39,788 shares owned directly by spouse and 1,118 shares owned directly by mother.

(10) Includes 63,537 shares held by Trustee under the Employees Stock Plan, 3,957 shares owned jointly with spouse, 64,000 shares owned directly by spouse, and 16,687 shares owned directly by child. Mr. Stefan disclaims beneficial ownership of shares owned directly by his spouse. Mr. Stefan has the right to acquire an additional 21,757 shares pursuant to the exercise of stock options.

(11) Includes 8,163 shares owned directly by spouse and 262 shares owned as custodian for children.

(12) Mr. Dautrich has the right to acquire an additional 6,500 shares pursuant to the exercise of stock options.

(13) Includes 19,862 shares held by Trustee under the Employees Stock Plan and 3,197 shares owned directly by spouse. Mr. Obetz disclaims beneficial ownership of shares owned directly by his spouse. Mr. Obetz has the right to acquire an additional 7,302 shares pursuant to the exercise of stock options.

Executive Compensation

     Sterling's officers do not receive any additional compensation for their services, beyond the compensation paid to them as officers of the Bank of Lancaster County. The table below shows the annual and long-term compensation for services in all capacities to Sterling and to the Bank of Lancaster County for the fiscal years ended December 31, 1999, 1998 and 1997 to those persons who were, at December 31, 1999:

          The Chief Executive Officer, and

          The other most highly compensated executive officers of Sterling Financial Corporation. The table shows the information only for those executives whose annual salary and bonus exceeded $100,000.

     The column "Other Annual Compensation" shows only perquisites and other personal benefits that do not exceed the lesser of $50,000 or 10% or total annual salary and bonus. The column "All Other Compensation" includes:$3,981, $4,036 and $3,673 for Mr. Stefan; $3,981,
$4,036 and $3,673 for Mr. Moyer; $3,291, $3,140 and $2,732 for Mr. Obetz
in 1999, 1998 and 1997, respectively, and $3,981 for Mr. Dautrich in 1999 under the performance incentive feature of the Employees
Stock Plan. Also included in the column "All Other Compensation" are employer provided automobile benefits of $2,254, $1,885 and $1,348 for Mr. Stefan and $2,123, $2,129 and $2,181 for Mr. Moyer for 1999, 1998 and 1997.
Also included in "All Other Compensation" for Mr. Dautrich is $13,474 paid for moving and relocation expenses. The Employee Stock Plan and other benefit plans for Sterling are described elsewhere in this proxy statement.

Summary Compensation Table


                                                    Long Term Compensation

                        Annual Compensation             Awards             Payout


                                             Other               Securities
Name and                                     Annual   Restricted Underlying           All Other
Principal                                    Compen-    Stock      Options/   LTIP     Compen-
Position            Year    Salary    Bonus  sation    Awards       SAR's     Payout   sation
John E. Stefan      1999  $283,005  $76,037   ---      none        12,500      none      $6,235
Chairman of the     1998  $266,989  $65,796   ---      none         9,750      none      $5,921
Board, President    1997  $261,747  $53,619   ---      none         8,269      none      $5,021
and Chief Executive
Officer of Sterling
Financial
Corporation and
Bank of Lancaster
County, N.A.

J. Roger Moyer, Jr. 1999  $152,534  $36,682   ---      none         6,500      none      $6,104
Senior Executive    1998  $146,355  $27,958   ---      none         6,250      none      $6,165
Vice President of   1997  $141,945  $23,601   ---      none         3,938      none      $5,854
Sterling Financial
Corporation and
Bank of Lancaster
County, N.A.

Thomas P. Dautrich  1999  $150,876  $37,430   ---      none         6,500      none      $17,455
Senior Executive    1998  $ 17,309  $   456   ---      none          none      none         none
Vice President of
Sterling Financial
Corporation and
Bank of Lancaster
County, N.A.

Jere L. Obetz       1999  $111,198  $26,816   ---      none         3,600      none      $3,291
Executive Vice      1998  $107,466  $21,052   ---      none         3,750      none      $3,140
President/          1997  $ 99,923  $17,019   ---      none         3,609      none      $2,732
Treasurer/and Chief
Financial Officer
of Sterling Financial
Corporation and
Executive Vice
President/Chief
Financial Officer of
Bank of Lancaster
County, N.A.

Option Exercises and Fiscal Year-End Values

     Sterling granted stock options under its Stock Incentive Plan to its named executive officers during 1999 as we show in the table below. All options were granted on December 13, 1999, under the terms of the Stock Incentive Plan. The options are exercisable one third each year for three years beginning December 13, 2000. The base price of all options granted in 1999 is adjustable in the event of any change in the number of issued and outstanding shares of Sterling common stock that results from a stock split, reverse stock split, payment of a stock dividend or any other change in Sterling's capital structure.


             Option/SAR Grants in Last Fiscal Year





                                                                     Potential
                                                                 Realizable Value at
                                                                   Assumed Annual
                                                                  Rates of Stock Price
                                                                    Appreciation
                           Individual Grants                       For Option Term

                               % of total
                     Options/ options/SARs
                       SARs    granted to  Exercise or
                     Granted  employees in  Base Price  Expiration
Name                    (#)    Fiscal Year    ($/sh)       Date        5% ($)       10% ($)
John E. Stefan        12,500      15.2%       $29.00     12/13/09     $227,974     $577,732


J. Roger Moyer, Jr.    6,500       7.9%       $29.00     12/13/09     $118,547     $300,420


Thomas P. Dautrich     6,500       7.9%       $29.00     12/13/09     $118,547     $300,420


Jere L. Obetz          3,600       4.4%       $29.00     12/13/09     $ 65,657     $166,387

Aggregated Option Exercises and Fiscal Year-End Values

     Information concerning:

          All exercises of stock options awarded to the named officers of Sterling and the Bank of Lancaster County under Sterling Financial Corporation's Stock Incentive Plan during 1999;

          All fiscal year-end option values for each named executive officer under the Stock Incentive Plan and held by them at December 31, 1999; and

          All stock options exercised under Sterling's Stock Incentive Plan during 1999 are shown in the table below.

     The column "Value Realized" shows the difference between the fair market value on the date of exercise of the shares acquired by the exercise of the options and the exercise price of the options exercised, if any options were exercised. The market value of underlying securities was computed by averaging the closing bid and ask quotations for five trading days immediately preceding December 31, 1999, minus the exercise price.


Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values





                                                   Number of Securities        Value of Unexercised
                                                   Underlying Unexercised      In-the-money
                                                   Options/SARs at             Options/SARs
                                                   Fiscal Year-End(#)          Fiscal Year-end($)


                     Shares Acquired    Value
Name                 On Exercise(#)   Realized($)  Exercisable/Unexercisable  Exercisable/Unexercisable
John E. Stefan            ---            ---           14,887/21,757              $99,300/$18,258


J. Roger Moyer, Jr.       ---            ---            8,646/11,980              $57,758/$8,695


Thomas P. Dautrich        ---            ---             none/6,500                  none/$0


Jere L. Obetz             ---            ---            6,938/7,302               $49,579/$7,960

Board Compensation Committee Report on Executive Compensation

Role of the Compensation Committee and Compensation Philosophy

     The objectives of the Compensation Committee are to establish the corporation's compensation philosophy and to monitor compensation programs and related practices for conformity with that philosophy. The Compensation Committee believes that the corporation should maintain a competitive compensation structure with a strong emphasis toward paying for an employee's contribution and performance. Therefore, the financial interests of the shareholders are served by closely aligning, particularly for executive management, year end financial results with an employee's reward for performance. Accordingly, the committee and the corporation adhere to the concept of pay-for-performance thus increasing the opportunity to maximize shareholder value.

     The committee reviews compensation of the corporation's and the bank's top executives annually. The top executives whose compensation is determined by the committee include the President and Chief Executive Officer, all Senior Executive Vice Presidents, all Executive Vice Presidents, all Senior Vice Presidents and all senior management employees. As a guideline for review in determining competitive base salaries, the committee uses information from salary survey sources from Pennsylvania banks with assets from $500 million to $1 billion, Pennsylvania banks with assets of $1 billion to $4 billion, as well as peer banks located in the surrounding geographic region. Many local competitors, represented in these peer groups, share similar performance results to the Bank of Lancaster County. The committee used these peer group banks because of common industry issues and competition for the same executive talent.

     The compensation committee is comprised of five non-employee directors who are listed below. The Committee met seven times during 1999.

Chief Executive Officer Compensation

     The Board of Directors has determined that the Chief Executive Officer's 1999 compensation of $359,042, comprised of $283,005 in base annual salary and $76,037 in bonus is appropriate in light of the following 1999 corporation performance accomplishments:

          A 7.27% increase in net income;

          A 15.17% return on equity; and

          A 6.16% increase in assets.

     While there is no direct correlation between the increase in Chief Executive Officer base salary and these criteria, the Compensation Committee did review 1998 corporate performance, as well as the peer bank comparisons mentioned previously, in order to recommend a 6% increase in base salary over the previous year. The Chief Executive Officer's annual performance incentive (bonus) is tied directly to the organization's performance results by rewarding Mr. Stefan for growth in the corporation's net income, return on shareholder equity and efficiency ratio goals. Mr. Stefan's total bonus of $76,037 represents an increase of 15.5% from the total bonus paid in 1998.

     In addition, Mr. Stefan was awarded an incentive stock option. The option to purchase 12,500 shares of corporation common stock is listed in the table listed above. In addition, the Incentive Stock Option program itself is described elsewhere in this proxy statement.

Executive Officer Compensation

     Base salary ranges for executive positions are determined by evaluating the responsibilities of the positions, required skills and experiences and the average compensation paid for similar positions within peer banks of similar asset size and within Sterling's geographic market region. The committee determined annual base salary increases based on its subjective analysis of the individual's contribution to the corporation's strategic goals and objectives, and by taking into account any additional or new responsibilities assumed by the individual in connection with promotions or organizational changes. In determining whether strategic goals and objectives have been achieved, the Board of Directors considers among numerous factors the following:

          The corporation's performance as measured by earnings;

          Revenues;

          Return on assets;

          Return on equity;

          Market share;

          Total assets; and

          Non-performing loans.

     Although the performance and increases in base salary were measured in light of these factors, there is no direct correlation between any specific criterion and the employees' base compensation, nor is there any specific weight provided to any criteria in the committee's analysis. The determination by the committee is subjective after review of all information it deems relevant.

     The executive officers of Sterling and the bank have an annual management incentive bonus tied directly to Sterling's performance results. Similar to the Chief Executive Officer, the executive officers' bonuses are directly dependent upon the organization's growth in net income, return on shareholder's equity and Sterling's efficiency ratio. In addition, executive officers have been awarded incentive stock options to encourage ownership in the corporation and provide continued focus on enhancing shareholder value.

     In addition to base salary and the management incentive bonus, executive officers of the corporation and the bank may participate currently in the following annual and long-term incentive plan:

Bank of Lancaster County, N.A.
Employees Stock Plan

     Total compensation opportunities available to the employees of the bank are influenced by general labor market conditions, the specific responsibilities of the individual and the individual's contributions to Sterling's success. Individuals are reviewed annually on an anniversary year basis. The bank strives to offer compensation that is competitive with that offered by employers of comparable size in the banking industry, as well as those within the corporation's and the bank's reasonable market area.

                     Compensation Committee
                  Robert H. Caldwell, Chairman
                         J. Robert Hess
                        David E. Hosler
                       W. Garth Sprecher
                         Glenn R. Walz


1996 Stock Incentive Plan

     Sterling maintains a Stock Incentive Plan that was approved by the shareholders at the 1997 annual meeting. The purpose of the Stock Incentive Plan is to advance the development, growth and financial condition of Sterling and its subsidiaries by providing incentives through participation in the appreciation of capital stock of the corporation in order to secure, retain and motivate personnel responsible for the operation and management of Sterling and its subsidiaries.

     A committee of non-employee directors administers the Stock Incentive Plan. Persons eligible to receive awards under the Stock Incentive
Plan are those key officers and other management employees of the corporation and its subsidiaries as determined by the committee.

     There were 82,350 options granted during 1999. There were 100 options exercised during 1999. At December 31, 1999, there were 435,407 shares reserved for future grants under the Stock Incentive Plan.

Employees Stock Plan/401(k)

     The Bank of Lancaster County maintains an Employees Stock Plan that was approved by the shareholders in 1982. All employees of the Bank of Lancaster County who have attained the age of 18, have completed one year of service and worked at least 1,000 hours per year are eligible to participate in the plan. Outside directors are not eligible to participate in the plan. Employees of Town & Country, Inc., a wholly-owned subsidiary of the Bank of Lancaster County, participate only in the salary deferral feature of the plan. The plan has two components:

          A salary deferral feature and

          A performance incentive feature.

     Under the salary deferral feature of the plan, a participant may make voluntary contributions to the plan each year of between 2% and 10% of compensation. The Bank of Lancaster County will make a matching contribution equal to 25% of each participant's voluntary contributions, up to the first 6%. Under the performance incentive feature of the plan, the Bank of Lancaster County contributes to the plan each year an amount determined by the Board of Directors on the basis of the achievement by the Bank of Lancaster County of certain performance objectives; contributions to the plan may not exceed the amount which is deductible under the Internal Revenue Code. Contributions made by the Bank of Lancaster County to the plan pursuant to the performance incentive feature are allocated to participants who are employees of Bank of Lancaster County in the same proportion that each participant's compensation bears to the aggregate compensation of all participants.

     In 1997, the plan was amended to allow participants to defer their contributions to five different investment alternatives. Previously, all contributions to this plan were invested in Sterling common stock.
In addition, as of July 1, 1997, participants could elect to diversify their contributions in increments of 5% to models with the following investment objectives:

          Guaranteed Principal

          Fixed Income

          Growth and Income

          Growth (Equity)

     Sterling's matching contributions and the performance incentive feature continue to be made in Sterling common stock. In addition, as of January 1, 1998, all participants may elect to diversify their existing holdings in the pre-tax employee deferral account (those contributions made after January 1,1995) into the four different models. Those participants who are over age 55 and have 10 years of participation in the plan can elect to diversify up to 25% of their entire post
1987 account balance in accordance with Internal Revenue Code
Section 401(a)(28).

     Voluntary contributions to the plan are fully vested at all times. Matching contributions and contributions made by the Bank of Lancaster County to the plan vest at the rate of 20% per year for each year of service. In general terms, benefits under the plan may be paid to participants upon retirement, termination of employment, disability or death. A participant may under certain circumstances make earlier withdrawals (to the extent of his/her interest in the plan attributable to voluntary contributions made by him/her) upon a showing of financial hardship.

Pension Plan

     The Bank of Lancaster County Pension Plan is a qualified non-contributory defined benefit pension plan that provides retirement benefits to employees of the Bank of Lancaster County, including Messrs. Stefan, Moyer and Obetz and to employees of Town & Country, Inc., a wholly-owned subsidiary of the Bank of Lancaster County. All employees who have completed one year of service, work at least 1,000 hours per year and who have attained the age of 21 are eligible to participate in the plan. Outside directors do not participate in the plan. Employees become 100% vested upon the completion of five years of service. Contributions to the plan are made by the Bank of Lancaster
County and are determined actuarially.

     Benefits under the plan, which are not integrated with Social Security benefits, are based upon average monthly compensation, determined on the basis of the highest five consecutive years' base compensation preceding retirement and years of credited service. For purposes of determining benefits payable under the plan, the term "compensation" is defined to mean base salary only and does not include overtime pay or bonuses. Compensation paid to Messrs. Stefan, Moyer and Obetz during 1999 and covered by the plan was $160,000, $152,534 and $111,198 respectively. As of December 31, 1999, Messrs. Stefan, Moyer and Obetz had accrued 20, 22 and 28 years of credited service, respectively, under the plan for benefit accrual purposes.

     The following table indicates, for purposes of illustration, the approximate annual retirement benefit that would be payable under the plan, in the form of a straight life annuity with 120 months' certain period, at age 65, under various assumptions as to average annual compensation and years of credited service. The benefit amounts set forth below are not subject to further deduction for Social Security or other offset amounts. Under the Internal Revenue Code, the maximum annual retirement benefit that may be paid in the form of a straight life annuity with 120 months' certain period under a qualified defined benefit plan such as the Plan is $120,691, subject to adjustment based upon increases in the Consumer Price Index. In addition, salary in excess of $160,000, effective in the year 1997, is disregarded in determining a participant's retirement benefit pursuant to regulations of the Internal Revenue Service.


   Average
    Annual
 Compensation                Years of Credited Service
                       10          20          30          40

  $100,000          $15,000      $30,000     $45,000     $60,000

  $125,000          $18,750      $37,500     $56,250     $75,000

  $150,000          $22,500      $45,000     $67,500     $90,000

  $175,000          $24,000      $48,000     $72,000     $96,000

  $200,000          $24,000      $48,000     $72,000     $96,000

  $225,000          $24,000      $48,000     $72,000     $96,000

  $250,000          $24,000      $48,000     $72,000     $96,000

  $275,000          $24,000      $48,000     $72,000     $96,000

  $300,000          $24,000      $48,000     $72,000     $96,000


Retirement Restoration Plan

     Bank of Lancaster County adopted a Restoration Plan during 1996 for any officer whose compensation exceeded $160,000. The plan is designed to "restore" the level of benefits lost to these employees under certain qualified retirement plans because of Internal Revenue Code restrictions.

     The plan is designed to mirror the provisions of the qualified retirement plans available to all Bank of Lancaster County employees--the Pension Plan, and the Employee Stock or 401(k) plan. The Retirement Restoration Plan allows for the calculation of benefits on an officer's salary in excess of $160,000. The effective date of the Plan is May 1, 1996.

Employment Agreement

     In July of 1999, Sterling and Bank of Lancaster County entered into a three year employment agreement and change of control agreement with John E. Stefan engaging Mr. Stefan as its Chairman, President and Chief Executive Officer. Unless previously terminated or unless notice of intention not to renew is given by either party, the employment agreement is subject to automatic renewal for additional terms of three years each. The employment agreement may be terminated by Sterling or the Bank of Lancaster County, with or without cause. If terminated with cause, Mr. Stefan's right to receive salary and benefits under the employment agreement terminates as of the effective date of termination. If terminated without cause, the employment agreement with Mr. Stefan provides for:

       A severance payment in the amount of 2.99 times the average annual compensation over the last five years paid in 36 equal monthly installments or a lump sum;

       A supplemental payment in lieu of benefits equaling 25% of the payments calculated for compensation or benefits continued throughout the duration of the severance period; and

       All stock options granted are immediately 100% vested.

     In the event of any change in control of Sterling or the Bank of Lancaster County, the same conditions apply, except the severance payments will be paid in 24 equal monthly installments, or a lump sum.
The obligations of the Bank of Lancaster County under the employment agreement have been jointly and severally assumed by Sterling.

Change of Control Agreements

     In July of 1999, Sterling and Bank of Lancaster County entered into three year change of control agreements ending December 31, 2002, with J. Roger Moyer, Jr., Thomas P. Dautrich and Jere L. Obetz for the purpose of focusing our executives on the interests of the shareholders should a change in control of Sterling occur. A "change of control" is defined as:

      An acquisition of 20% or more of Sterling's outstanding voting securities;

      Execution of an agreement providing for a sale of substantially all of its assets to an entity that is not a direct or indirect subsidiary of Sterling; and

      Execution of an agreement providing for a reorganization, merger, consolidation or similar transaction unless the Sterling shareholders will initially own securities representing a majority of the voting power of the resulting corporation and Sterling directors will represent a majority of the directors of the surviving corporation.

     Unless previously terminated or unless notice of intention not to renew is given, the change of control agreement is subject to automatic renewal every year following the end of the first three year period.


     Agreements with Mr. Moyer and Mr. Dautrich provide for:

        A severance payment in the amount of 2.5 times the average annual compensation over the last five years paid either in 30 equal monthly installments or a lump sum;

        A supplemental payment in lieu of benefits equaling 25% of the payments calculated for compensation or benefits continued throughout the duration of the severance period; and

        All stock options granted are immediately 100% vested.

     The agreement with Mr. Obetz provides for:

        A severance payment in the amount of 2 times the average annual compensation for the last five years paid either in 24 equal monthly installments or a lump sum;

        A supplemental payment in lieu of benefits equaling 25% of the payments calculated for compensation or benefits continued throughout the duration of the severance period; and

        All stock options granted are immediately 100% vested.

Sterling Financial Corporation Directors' Compensation

     The directors of Sterling do not receive any additional compensation for their services, beyond the compensation paid to them as directors of the Bank of Lancaster County. All directors of Sterling are directors of the Bank of Lancaster County, with the exception of Ms. Argudo who is a director of Sterling only. Sterling compensates Ms. Argudo as a director. Directors who are also salaried officers of Sterling or the Bank of Lancaster County do not receive any fees for board or committee meetings. Each year, the Bank of Lancaster County or Sterling compensates all its non-employee directors by:

          Issuing 200 shares of Sterling common stock to each of them; and

          Paying each of them cash equal to the value of the Sterling common stock issued.

     The Sterling common stock is issued to directors by July 15th of each year and is valued at the average closing price for the first ten business days of July. In addition, each non-employee director receives $100 for each meeting attended of a Board of Directors committee of which he or she is a member. Committee chairs receive $150 for each meeting attended. The director's cash compensation is reduced by one-twelfth for each meeting missed in excess of three if a director attends fewer than 75% of scheduled Board meetings.

     In July, 1999, each non-employee director received 200 shares of Sterling common stock, valued at $33.90 per share. The yearly cash portion of the director's fees was $6,780 for the period beginning July 1, 1999.
In the aggregate, Bank of Lancaster County and Sterling paid
$184,570 to non-employee directors in cash and stock during 1999.

Transactions with Directors and Executive Officers

     Some of the Sterling directors and executive officers and the companies with which they are associated were customers of and had banking transactions with the Bank of Lancaster County during 1999. All loans and loan commitments made to them and to their companies were made in the ordinary course of bank business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers of the bank, and did not involve more than a normal risk of collectibility or present other unfavorable features. The
Bank of Lancaster County anticipates that it will enter into similar transactions in the future.

     The Bank of Lancaster County has entered into several transactions with businesses that are affiliates of Calvin G. High, a director of Sterling and of the Bank of Lancaster County. The
Bank of Lancaster County entered into a lease agreement in 1984 with High Properties, in which Mr. High is a partner, under which High Properties constructed and leased to the Bank of Lancaster County a building at 525 Greenfield Road, Lancaster, Pennsylvania. Sterling and the Bank of Lancaster County used the building for their administrative headquarters and for a branch office from October of 1984 until August 1995. Sterling and the Bank of Lancaster County moved their administrative headquarters to another location in August 1995, but the Bank of Lancaster County continued to maintain a branch office in the Greenfield Road building from October 1984. The term of the lease for the building was 15 years and was not renewed. The monthly rent was $12,331.70 and the Bank of Lancaster County paid a total of $49,326.80 in rent to High Properties during 1999 for the Greenfield Road property.

     On January 10, 1997, the Bank of Lancaster County sublet to High Employee Services, Ltd., 4,424 square feet of the Greenfield Road building formerly occupied by Sterling's and the bank's administrative headquarters. High Employee Services, Ltd. is a division of High Industries, of which Mr. High is a Director. The term of the sublease was two years eight months and ended on the expiration date for the original 1984 lease. The Bank of Lancaster County received $159,264 in rent from High Employee Services for the remaining term of the sublease.

     On October 28, 1998, the Bank of Lancaster County entered into a new lease agreement with High Properties for its branch bank at the Greenfield Road building. The lease term commenced on June 1, 1999, the expiration date of the original lease. Under the terms of the lease, High Properties will lease to the Bank of Lancaster County 4,424 square feet of space for a term of five years, subject to renewal. Base rent over the five-year term is $370,999.92.

     The Bank of Lancaster County paid $257,715.69 to D & E Communications and $398,793.98 to D & E Computer Networking Services, a division of D & E Communications, Inc. in 1999. The Bank of
Lancaster County uses D & E Communications for telecommunication services. In addition, the Bank of Lancaster County purchased local area network and wide area network integration services, personal computer hardware and software and data communications equipment from D & E Computer Networking Services. W. Garth Sprecher, a Director of
Sterling and the Bank of Lancaster County, is Vice President, Corporate Secretary and a Director of D & E Communications, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Sterling's directors, executive officers and shareholders who beneficially own more than 10% of Sterling's outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Sterling with the Commission. Based on a review of copies of reports we received, and on the statements of the reporting persons, Sterling believes that all Section 16(a) filing requirements were complied with in a timely fashion during 1999, with the exception of Mr. Calvin G. High who inadvertently did not timely file two Form 4's reporting changes in ownership during 1999.